Exhibit 99.1

Key3Media Receives Final Court Approval of $30 Million DIP Financing

Company Also Reaches Agreement With Holders of Senior Secured Bank Debt To
Support Plan of Reorganization

LOS ANGELES, CA, March 26, 2003 – Key3Media Group, Inc. (OTCBB: KMED), the world’s leading producer of information technology tradeshows and conferences, today announced that the Company received final court approval for $30 million debtor-in-possession (DIP) financing to be provided by Thomas Weisel Capital Partners.

All major creditor constituencies, including the Official Committee of Unsecured Creditors, supported the DIP financing.

The Company also reached agreement with holders of its senior secured bank debt with respect to the terms of a plan of reorganization. Following the reorganization, the banks will remain lenders to Key3Media under three-year secured notes.

“These developments represent a major milestone in our efforts to restore the company’s financial health,” said Fredric D. Rosen, Chairman and CEO of Key3Media. “Our restructuring process is advancing very well. All of our conferences and tradeshows are progressing as planned with strong participation from customers, and the Company is fully funded through the reorganization and beyond. We remain committed to delivering the highest value to all exhibitors and attendees at our industry-leading events.”

Commenting on the reorganization process, Lawrence B. Sorrel, Managing Partner of Thomas Weisel Capital Partners, said, “We are pleased that we have been able to work constructively with Key3Media’s other creditors. With their support, we are poised to execute a smooth and successful reorganization of the company and position Key3Media for long-term growth in the global IT tradeshow and conference market.”

On February 3, 2003, Key3Media announced a plan of reorganization, backed by investment funds managed by TWCP, which own approximately 68% of Key3Media’s bank debt and approximately 38% of its bonds (11.25% senior subordinated notes due 2011). Through the reorganization, Key3Media will reduce its total debt by 87% from approximately $372 million to $50 million and eliminate all of its existing preferred stock and common equity. Annual interest expense will be cut from approximately $38 million to $3.4 million.

About Key3 Media Group

Key3Media Group, Inc., produces information technology tradeshows and conferences. Key3Media’s products range from the IT industry’s largest exhibitions such as COMDEX and NetWorld+Interop to highly focused events featuring renowned educational programs, custom seminars and specialized vendor marketing programs. For more information about Key3Media, visit www.key3media.com.

About Thomas Weisel Capital Partners

Thomas Weisel Capital Partners is the merchant banking affiliate of the investment firm Thomas Weisel Partners LLC. TWCP’s flagship fund, Thomas Weisel Capital Partners, L.P., is a $1.3 billion private equity fund with backing from leading institutional investors and a current portfolio of over 30 companies primarily focused in the growth sectors of the economy, including media and communications, information technology and health care.

Forward-Looking Statements

Certain matters discussed in this release are “forward-looking statements,” including statements about Key3Media’s future results, plans and goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these statements by looking for words like “will,”“may,” “believes,” “expects,”“anticipates,” “plans” and “estimates” and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Key3Media’s actual results to differ materially from those expressed or implied in this release. These include, but are not limited to, economic conditions generally and in the information technology industry in particular; the timing of Key3Media’s events and their popularity with exhibitors, sponsors and attendees; technological changes and developments; intellectual property rights; competition; capital expenditures; and factors impacting Key3Media’s international operations. In addition, the IT industry has experienced a significant downturn since the middle of 2001 and the terrorist attacks on September 11, 2001 have adversely affected the economy generally and significantly decreased air travel in particular. All of these factors and developments have and will continue to adversely affect participation and attendance at Key3Media’s events, although the Company is not able to quantify or reliably estimate the future impact that these matters may have on its businesses, results of operations or financial condition. The sections entitled “Item 1. Business — Certain Factors That May Affect our Businesses” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended December 31, 2001 filed by Key3Media with the SEC contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Key3Media’s forward-looking statements and/or adversely affect its business, results of operations and financial position. These statements and discussions, as well as any others contained in Key3Media’s other SEC public filings, are incorporated herein by reference. Key3Media does not plan to update any forward-looking statements.